Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Lane Capital Corp. of our report dated September 9, 2010 relating to the financial statements of Oxford Lane Capital Corp., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 29, 2010